Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 24, 2016 (the “Effective Date”), by and among Edgewater Technology, Inc. (the “Company”), on the one hand, and Lone Star Value Investors, LP and the entities and natural persons listed on Exhibit A hereto, on the other hand (collectively, the “Lone Star Value Stockholders”) (each of the Company and the Lone Star Value Stockholders, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and the Lone Star Value Stockholders have engaged in various discussions and communications concerning the Company;

WHEREAS, the Lone Star Value Stockholders are deemed to beneficially own shares of common stock, $0.01 par value, of the Company (the “Common Stock”); and

WHEREAS, the Company and the Lone Star Value Stockholders have determined to come to an agreement with respect to the appointment of members of the Company’s board of directors (the “Board”) as of the Effective Date and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Board Matters; Board Appointments; 2016 Annual Meeting.

(a) Effective as of the execution of this Agreement, each of the Lone Star Value Stockholders on behalf of itself and its respective Affiliates and Associates (as each is defined in Section 13, below) hereby severally and not jointly agrees that it will not, and that it will not permit any of its Affiliates or Associates to, (i) nominate or recommend for nomination any person for election at the 2016 annual meeting of the stockholders of the Company (the “2016 Annual Meeting”), directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting, directly or indirectly. Effective as of the execution of this Agreement, each of the Lone Star Value Stockholders on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees that it shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(a).

(b) During the term of this Agreement, the Board and all applicable committees of the Board shall not increase the size of the Board to more than eight directors.

(c) The Board and all applicable committees of the Board shall take all necessary actions, pursuant to the Bylaws and applicable law so that (i) the Board shall increase in size from six to eight members, effective on the Effective Date, (ii) Stephen R. Bova and Timothy Whelan (each, a “Lone Star Nominee” and collectively, the “Lone Star Nominees”), each of whom has consented to such appointment and has agreed to serve on the Board, shall be appointed to the Board to fill the resulting vacancies from the increase of the size of the Board, effective on the Effective Date, (iii) the Board shall nominate each of the Lone Star Nominees and each other incumbent member of the Board for election to the Board at the 2016 Annual Meeting (collectively, the “2016 Board Nominees”) and (iv) the Company shall recommend, support and solicit proxies at the 2016 Annual Meeting for each of the 2016 Board Nominees as the Company solicited proxies for each nominee at the annual meeting of stockholders of the Company in 2015.

(d) All 2016 Board Nominees will be required to: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board; (ii) keep confidential all Company confidential information and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (iii) complete all reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of Board members.

(e) The Company agrees that if either Lone Star Nominee is unable to serve as a director, resigns as a director or is removed prior to the Termination Date (as defined in Section 2, below), then the Lone Star Value Stockholders shall have the ability to recommend a substitute person(s); provided that any substitute person recommended by the Lone Star Value Stockholders shall qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and have relevant financial and business experience to fill the resulting vacancy. In the event the Governance and Nominating Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by the Lone Star Value Stockholders, the Lone Star Value Stockholders will have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the approval of a replacement director nominee by the Nominating Committee and by the Board acting in good faith, the Board will take such actions as to appoint such replacement director to the Board no later than five business days after the Nominating Committee recommendation of such replacement director, and if consistent with the Board’s fiduciary duties, the Board will take such actions as to appoint such replacement director to the Board.

(f) The Company agrees that the Lone Star Nominees shall be considered along with all other Board members for Board committee appointments in connection with the Board’s annual review of committee composition.

(g) The Company agrees that prior to the Termination Date, the Board will not establish an Executive Committee of the Board or delegate to an existing or new committee of the Board responsibilities substantially similar to those of an Executive Committee of the Board.

(h) Effective as of the execution of this Agreement, each of the Lone Star Value Stockholders on behalf of itself and its respective Affiliates and Associates hereby severally and not jointly agrees to appear in person or by proxy at the 2016 Annual Meeting and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at the meeting (i) in favor of the 2016 Board Nominees and (ii) otherwise in accordance with the Board’s recommendation, including, without limitation, in favor of all other matters recommended for stockholder approval by the Board; provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board’s recommendation with respect to any matter other than nominees for election as directors to the Board, the Lone Star Value Stockholders shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

(i) The Company shall use its reasonable best efforts to hold the 2016 Annual Meeting no later than July 3, 2016.

2. Standstill Provisions.

(a) Each of the Lone Star Value Stockholders on behalf of itself and its respective Affiliates and Associates severally and not jointly agrees that from the Effective Date until the termination of this Agreement in accordance with Section 5 of this Agreement (the “Termination Date”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:

(i) solicit, or encourage or in any way engage in any solicitation of, any proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of proxies or consents (including, without limitation, any solicitation of consents with respect to the call of a special meeting of stockholders), in each case, with respect to securities of the Company, or call or seek to call, or encourage, support or influence anyone with respect to the call of, a special meeting of stockholders;

(ii) advise, encourage, support or influence any person with respect to the voting of any securities of the Company at any annual or special meeting of stockholders, or seek to do so;

(iii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company (other than the “group” that includes all or some of the Lone Star Value Stockholders, but does not include any other entities or persons not signatory to this Agreement on the Effective Date);

(iv) deposit any securities of the Company in any voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of any securities of the Company, other than any such voting trust, arrangement or agreement solely among the Lone Star Value Stockholders and otherwise in accordance with this Agreement;

(v) seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal;

(vi) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or (B) make any public suggestion or recommendation or make any public or unsolicited private offer or proposal (with or without conditions) in each case with respect to a share repurchase, dividend, self-tender or other change in capitalization, or with respect to any merger, acquisition, disposition, consolidation, recapitalization, restructuring, liquidation, dissolution, or other business combination or extraordinary transaction, in the case of any of the foregoing involving the Company or any subsidiary, business, division or Affiliate of the Company or encourage or assist any person or entity in connection therewith;

(vii) other than as provided in this Agreement, seek, alone or in concert with others, representation on the Board;

(viii) except for the receipt of equity compensation paid to a Lone Star Nominee as consideration for his service as a director of the Company (which equity compensation will be disregarded for purposes of this Section 2(a)(viii)), acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends, stock splits, reverse stock splits or other distributions or offerings made available to holders of any Voting Securities (as defined in Section 14, below) generally), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (as defined under Section 13(d) of the Exchange Act), settlement of any barrier option or otherwise, any Voting Securities if, as a result of such acquisition, the Lone Star Value Stockholders would beneficially own in the aggregate in excess of 10% of the then outstanding Voting Securities;

(ix) make a request for the stockholder list or other Company books and records in their capacity as stockholders (provided that this restriction will not apply to the Lone Star Nominees (or their replacements, as applicable) in their capacity as members of the Board);

(x) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2; or

(xi) take any action challenging the validity or enforceability of this Section 2, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement (provided, that the Lone Star Value Stockholders may make confidential requests to the Board to amend, modify or waive any provision of this Section 2, which the Board (excluding the Lone Star Nominees) may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Lone Star Value Stockholders and is made by the Lone Star Value Stockholders in a manner that does not require the public disclosure thereof by the Company, the Lone Star Value Stockholders or any other person.

(b) For the avoidance of doubt, nothing in this Section 2 or elsewhere in this Agreement shall prohibit or restrict the Lone Star Nominees (or their replacements, as applicable) from exercising their rights and fiduciary duties as directors of the Company, subject to the Company’s policies and procedures applicable to all directors of the Company, which rights include, but are not limited to, (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director of the Company in their capacity as directors.

(c) Furthermore, for the avoidance of doubt, nothing in this Section 2 or elsewhere in this Agreement shall restrict the ability of any Lone Star Value Stockholders from participating as a bidder in any bidding process as part of any strategic review process conducted by the Company or acting as a buyer in any negotiated transaction with the Company.

3. Representations and Warranties of the Company.

The Company represents and warrants to the Lone Star Value Stockholders that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of the Lone Star Value Stockholders.

Each of the Lone Star Value Stockholders jointly and severally represents and warrants to the Company that (a) the authorized signatory of such Lone Star Value Stockholder set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by such Lone Star Value Stockholder, and is a valid and binding obligation of such Lone Star Value Stockholder, enforceable against such Lone Star Value Stockholder in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement, in each case in accordance with the terms of this Agreement, will not conflict with, or result in a breach or violation of the organizational documents of such Lone Star Value Stockholder as currently in effect and (d) the execution, delivery and performance of this Agreement by such Lone Star Value Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such Lone Star Value Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

5. Termination.

This Agreement shall terminate on the date that is 30 days prior to the expiration of the Company’s advance notice period for the nomination of directors at the 2017 annual meeting of stockholders of the Company, which date shall only be deemed to refer to the notice period as established by the Company’s Bylaws and shall not, in any event, be deemed to refer to the date for submission of stockholder proposals as established by Rule 14a-8 of the Exchange Act.

6. Mutual Non-Disparagement.

Each Party covenants and agrees that, from the Effective Date until the Termination Date, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors has breached this Section 6, neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or the other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the Effective Date), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the effective date of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Party, its products or services or its subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. Notwithstanding the foregoing, nothing shall prevent the making of any factual statement in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, or to defend against any legal claim from an independent claimant adverse to a Party.

7. Mutual Press Release.

Promptly following the execution of this Agreement, the Company and the Lone Star Value Stockholders shall jointly issue a mutually agreeable press release (the “Agreed Press Release”) announcing this Agreement, in the form attached hereto as Exhibit B. Neither the Company nor any Lone Star Value Stockholder shall make any public announcement or public statement that is inconsistent with or contrary to the statements made in the Agreed Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

8. Specific Performance.

Each of the Lone Star Value Stockholders, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Lone Star Value Stockholder, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9. Expenses.

Each Party shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby and leading up to it, including, but not limited to, any matters related to the 2016 Annual Meeting; provided, however, that the Company shall reimburse the Lone Star Value Stockholders of the reasonable, documented fees and expenses of Olshan Frome Wolosky LLP and ICOM Advisors LLC (dba InvestorCom), as well as the out-of-pocket expenses of

Messrs. Bova and Whelan in connection with their participation in the foregoing matters, all in an aggregate amount not to exceed $50,000.

10. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

11. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Edgewater Technology, Inc.
200 Harvard Mill Square
Suite 210
Wakefield, MA 01880
Facsimile No.: (781) 246-9301
Attention: Timothy R. Oakes

With copies (which shall not constitute notice) to:

Hinckley, Allen & Snyder LLP
28 State Street
Boston, MA 02109

Facsimile No.: (617) 378-4325
Attention: Aaron A. Gilman

If to any Lone Star Value Stockholder:

Lone Star Value Management, LLC
53 Forest Avenue, 1st Floor
Old Greenwich, Connecticut 06870
Facsimile No.: (203) 990-0727
Attention: Jeffrey E. Eberwein

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Facsimile No.: (212) 451-2222
Attention: Steve Wolosky
Aneliya S. Crawford

12. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

13. Affiliates and Associates.

The obligations of each Lone Star Value Stockholder herein shall be understood to apply to each of their respective Affiliates and Associates, and each Lone Star Value Stockholder agrees that it will cause its respective Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

14. Voting Securities.

As used in this Agreement, the term “Voting Securities” means the Common Stock, and any other securities (including voting preferred stock) issued by the Company which are entitled to vote generally for the election of directors of the Company, whether currently outstanding or hereafter issued (other than securities having such powers only upon the occurrence of a contingency).

15. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

16. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Lone Star Value Stockholders. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Lone Star Value Stockholders, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Lone Star Value Stockholders. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the Effective Date.

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: CFO, Treasurer and Secretary

LONE STAR VALUE INVESTORS, LP

By:	Lone Star Value Investors GP, LLC, its General Partner

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Manager

LONE STAR VALUE INVESTORS GP, LLC

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Manager

LONE STAR VALUE MANAGEMENT, LLC

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Sole Member

JEFFREY E. EBERWEIN

By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein

AMERI HOLDINGS, INC.

By:	/s/ Giri Devanur
Name: Giri Devanur
Title: CEO

[ Signature Page to Settlement Agreement ]

AMERI & PARTNERS INC.

By:	/s/ Giri Devanur
Name: Giri Devanur
Title: CEO

LENNY ALUGAS

By:	/s/ Lenny Alugas
Name: Lenny Alugas

STEPHEN R. BOVA

By:	/s/ Stephen R. Bova
Name: Stephen R. Bova

ROBERT G. PEARSE

By:	/s/ Robert G. Pearse
Name: Robert G. Pearse

DHRUWA N. RAI

By:	/s/ Dhruwa N. Rai
Name: Dhruwa N. Rai

TIMOTHY WHELAN

By:	/s/ Timothy Whelan
Name: Timothy Whelan

GIRI DEVANUR

By:	/s/ Giri Devanur
Name: Giri Devanur

SRINIDHI “DEV” DEVANUR

By:	/s/ Srinidhi “Dev” Devanur
Name: Srinidhi “Dev” Devanur

[ Signature Page to Settlement Agreement ]

DIMITRIOS J. ANGELIS

By:	/s/ Dimitirios J. Angelis
Name: Dimitrios J. Angelis

DR. ARTHUR M. LANGER

By:	/s/ Arthur M. Langer
Name: Dr. Arthur M. Langer

DR. ROBERT ROSENBERG

By:	/s/ Dr. Robert Rosenberg
Name: Dr. Robert Rosenberg

BRUNDA JAGANNATH

By:	/s/ Brunda Jagannath
Name: Brunda Jagannath

SRIRANGAN RAJAGOPAL

By:	/s/ Srirangan Rajagopal
Name: Srirangan Rajagopal

CARLOS FERNANDEZ

By:	/s/ Carlos Fernandez
Name: Carlos Fernandez

[ Signature Page to Settlement Agreement ]

EXHIBIT A

Lone Star Value Stockholders

LONE STAR VALUE INVESTORS, LP

LONE STAR VALUE INVESTORS GP, LLC

LONE STAR VALUE MANAGEMENT, LLC

JEFFREY E. EBERWEIN

AMERI HOLDINGS, INC.

AMERI & PARTNERS INC.

LENNY ALUGAS

STEPHEN R. BOVA

ROBERT G. PEARSE

DHRUWA N. RAI

TIMOTHY WHELAN

GIRI DEVANUR

SRINIDHI “DEV” DEVANUR

DIMITRIOS J. ANGELIS

DR. ARTHUR M. LANGER

DR. ROBERT ROSENBERG

BRUNDA JAGANNATH

SRIRANGAN RAJAGOPAL

CARLOS FERNANDEZ

EXHIBIT B

Agreed Press Release